EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



Resource Management International, Inc.
Avionics Research Corporation
Avionics Research Corporation of Florida
Truecom, Inc.
RMI Pendragon, Inc.
Phoenix Services, Inc.


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